Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Jo-Ann Stores, Inc. 401(k) Savings Plan of our reports dated March 21, 2006, with respect to the consolidated financial statements of Jo-Ann Stores, Inc., management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Jo-Ann Stores, Inc., included in its Annual Report (Form 10-K) for the year ended January 28, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
September 6, 2006